Exhibit (e)(7)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS R3

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger High Income Bond Fund

Date: February 28, 2026